Exhibit 99.3

Z E F F C A P I T A L

June 8, 2018

Board of Directors

c/o Robert Andrews, Chairman

Microwave Filter Company, Inc.

6743 Kinne Street

East Syracuse, NY 13057

Dear Robert,

Zeff Capital L.P. (“Zeff Capital”), on behalf of our affiliated investment fund, withdraws our proposal to acquire Microwave Filter Company, Inc. (“MFCO”). Zeff Capital has terminated our consideration of, and is not currently pursuing, an acquisition of MFCO. Zeff Capital also withdraws its proposed standstill agreement.

Very truly yours,

ZEFF CAPITAL, L.P.

By: Zeff Holding Company, LLC,

as general partner

By: /s/ Daniel Zeff

Name: Daniel Zeff

Dan@zeffcapital.com

415-847-6808

Z E F F C A P I T A L, LP

885 Sixth Avenue

New York, NY 10001